Exhibit 99.1

Accelr8 and BD Agree on Terms for Technology Development Program for the BACcel™ Rapid Diagnostics Platform

DENVER, Colo., April 1, 2008 – Accelr8 Technology Corporation (Amex:AXK) announced today that BD (Becton, Dickinson and Company) and Accelr8 have agreed in principle to terms for an agreement with respect to Accelr8’s BACcel™ rapid bacterial diagnostic system. Under the contemplated agreement, BD will fund an 18-month milestone project starting April 1, 2008.

BD will also have the option to license the technology for product development, manufacturing, and commercialization for the clinical diagnosis of infectious diseases.

The definitive agreement is expected to be signed before April 30, 2008.

According to David Howson, Accelr8’s president, “BD leads the industry in clinical microbiology, with broad product offerings for classical microbiology as well as molecular diagnostics. We are excited to work with BD as we move into our next phase of BACcel development.”

In other news, Accelr8 noted issuance of its core “Quantum Microbiology™” patent, for which the company previously had announced notice of allowance. Additionally, the company noted acceptance of three scientific presentations for the 108th General Meeting of the American Society for Microbiology (ASM, www.asm.org) to be held June 1-5 in Boston, MA. Subjects to be covered include multiplexed identification of multiple drug resistance mechanisms, rapid Acinetobacter immunoassay performance, and quantitative analysis of bacteria extracted directly from human clinical specimens.

About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing the BACcel™ rapid diagnostic system, based on its innovative surface coatings, assay processing, and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8’s own products.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forwardlooking statements, whether as a result of new information or future events.

Contact

John Metzger, Metzger Associates Tom Geimer, Accelr8 Technology Corp.
 +1.303.786.7000, ext. 2202 +1.303.863.8088
john@metzger.com tom.geimer@accelr8.com